Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of One Horizon Group, Inc. (the “Company”) of our report dated April 10, 2017 related to the consolidated financial statements of the Company as of and for the years ended December 31, 2016 and 2015, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

Dated: November 2, 2017